MARSH & McLENNAN COMPANIES, INC.
2020 INCENTIVE AND STOCK AWARD PLAN

TERMS AND CONDITIONS
OF
RESTRICTED STOCK UNIT AWARDS
GRANTED ON [DATE], 2025

TABLE OF CONTENTS

I.    BACKGROUND
An award (“Award”) has been granted to you under the Marsh & McLennan Companies, Inc. 2020 Incentive and Stock Award Plan (the “Plan”), subject to your acceptance as described in Section II.A.1. The Award type, the number of shares of Marsh & McLennan Companies, Inc. (“Marsh McLennan”) common stock covered by the Award, instructions on how to accept or decline the Award and the deadline for accepting the Award will be provided to you by Executive Compensation and/or the stock plan service provider of the Company (as defined in Section V.). The Award is also subject to the terms and conditions set forth herein (the “Terms and Conditions”) and to additional terms and conditions as set forth in the country-specific notices (the “Country-Specific Notices”). The Prospectus dated [DATE], also describes important information about the Plan. The Terms and Conditions, the Country-Specific Notices and the Plan will be referred to herein as the “Award Documentation.” As used herein, “Common Stock” means common stock of Marsh McLennan.
Capitalized terms in these Terms and Conditions are defined in Section V.
II.    AWARDS
A.    General.
1.    Award Acceptance. The grant of this Award is contingent upon your acceptance, by the date and in the manner specified by Executive Compensation and/or the Company’s stock plan service provider, of these Terms and Conditions, the Country-Specific Notices and Restrictive Covenants Agreement as described in Section II.A.3. If you decline the Award or if you do not accept the Award and any applicable documents described in the preceding sentence by the deadline date and in the manner specified, then the Award will be cancelled as of the grant date of the Award.
2.    Rights of Award Holders. Unless and until the vesting conditions of the Award have been satisfied and cash or shares of Common Stock, as applicable, have been delivered to you in accordance with the Award Documentation, you have only the rights of a general unsecured creditor of Marsh McLennan. Unless and until shares of Common Stock have been delivered to you, you have none of the rights of ownership to such shares (e.g., units cannot be used as payment for stock option exercises; units may not be transferred or assigned; units have no voting rights).
3.    Restrictive Covenants Agreement. As described in Section II.A.1., a Restrictive Covenants Agreement (“Restrictive Covenants Agreement”) in a form determined by Marsh McLennan must be in place in order to accept the Award, you must execute or reaffirm, as determined by Marsh McLennan in its sole discretion, the Restrictive Covenants Agreement in order for the Award to vest pursuant to certain employment events as described in Section III., and you must further execute or reaffirm, as determined by Marsh McLennan in its sole discretion, and be in compliance with the Restrictive Covenants Agreement in order for the Award to become distributable to you whether or not you are employed by the Company at that time.

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Failure to timely execute the Restrictive Covenants Agreement by the date specified by the Company or failure to timely execute or reaffirm and comply with the Restrictive Covenants Agreement as described in Section III.G.1. or 2., as applicable, will result in cancellation or forfeiture of any rights, title and interest in and to the Award, without any liability to the Company.
B.    Stock Units.
1.    General. A restricted stock unit (“Stock Unit”) represents an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms of the Award Documentation, one share of Common Stock after vesting.
2.    Vesting. Subject to your continued employment, 33-1/3% of the Stock Units will vest on [DATE] of [YEAR], [YEAR] and [YEAR]. Each date on which a Stock Unit is scheduled to vest pursuant to this Section II.B.2. is a “Scheduled Vesting Date.” In the event of your termination of employment, the occurrence of your Permanent Disability (as defined in Section V.) or the occurrence of a Change in Control (as defined in the Plan) prior to a Scheduled Vesting Date, your right to any Stock Units that are unvested immediately prior to your termination of employment or occurrence of your Permanent Disability, as applicable, will be determined in accordance with Section III. or Section IV., as applicable. For the avoidance of doubt, the date of your termination of employment for purposes of determining vesting under this Section II.B.2. will be determined in accordance with Section III.F.
3.    Dividend Equivalents. For each outstanding Stock Unit covered by the Award, an amount equal to the dividend payment (if any) made in respect of one share of Common Stock (a “Dividend Equivalent”) will accrue in U.S. dollars on each dividend record date that occurs on or after the grant date of the Award while the Award is outstanding, with no interest paid on such amounts. Accrued Dividend Equivalents will vest when the Stock Units in respect of which such Dividend Equivalents were accrued vest. No further Dividend Equivalents will accrue on Stock Units that do not vest or are cancelled or forfeited. If a pro-rata amount of the outstanding unvested Stock Unit award is eligible to vest upon a termination of employment event as described in Section III.C.1. and III.D.1., the pro-rata calculation (as described in Section III.H.) will be applied to the Dividend Equivalents that have accrued on the Award as of the date of termination. Accrued Dividend Equivalents will not be paid, and no further Dividend Equivalents will accrue, on Stock Units that do not vest or are cancelled or forfeited as per a termination of employment event described in Section III.E.
4.    Delivery.
a.    Shares of Common Stock deliverable in respect of the Stock Units covered by the Award shall be delivered to you as soon as practicable following the Scheduled Vesting Date, and in no event later than 60 days following the Scheduled Vesting Date, except as otherwise provided in Sections III., IV., and VI.B.

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b.    The value of vested Dividend Equivalents will be delivered to you in cash as soon as practicable after delivery of the shares of Common Stock described in II.B.4.a above, and in no event later than 60 days following the Scheduled Vesting Date, except as otherwise provided in Sections III., IV., and VI.B.
c.    The delivery of shares of Common Stock and/or cash or other property that may be deliverable under these Terms and Conditions, is conditioned on the satisfaction or withholding of any applicable tax obligations, as described in Section II.C.
d.    Any shares of Common Stock and/or cash or other property that may be deliverable following your death shall be delivered to the person or persons to whom your rights pass by will or the law of descent and distribution, and such delivery shall completely discharge Marsh McLennan and any of its subsidiaries’ or affiliates’ obligations under the Award.
e.    Notwithstanding the foregoing, additional delivery rules for certain Award recipients subject to U.S. federal income tax (whether or not the recipient is a U.S. citizen or employed in the U.S.) are reflected in Section III.I.
C.    Satisfaction of Tax Obligations.
1.    Personal Tax Advisor. Neither the Company nor any Company employee is authorized to provide personal tax advice to you. It is recommended that you consult with your personal tax advisor for more detailed information regarding the tax treatment of the Award, especially before making any decisions that rely on that tax treatment.
2.    U.S. Employees. Applicable employment taxes are required by law to be withheld when a Stock Unit or Dividend Equivalent vests. Applicable income taxes are required by law to be withheld when shares of Common Stock in respect of Stock Units or cash in respect of Dividend Equivalents are delivered to you. A sufficient number of whole shares of Common Stock, cash or other property, as applicable, will be retained by Marsh McLennan to satisfy the tax withholding obligation.
3.    Non-U.S. Employees.
a.    Stock Units and Dividend Equivalents. In most countries, the value of a Stock Unit or Dividend Equivalent is generally not taxable on the grant date. If the value of the Stock Unit or Dividend Equivalent is not taxable on the grant date, it will, in most countries, be taxed at a later time, for example, upon delivery of a share of Common Stock in respect of the Stock Unit that vests, and/or the subsequent sale of the share of Common Stock received in connection with the vesting of the Stock Unit or upon delivery of cash in respect of a Dividend Equivalent.
b.    Withholding. Marsh McLennan and/or your employer shall have the power and the right to deduct and withhold from the Award and other compensation or to require you to remit to Marsh McLennan and/or to your employer, an amount sufficient to satisfy any Tax-

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Related Items (as defined in Section V.) that Marsh McLennan expects to be payable under the laws of any country, state, province, city or other jurisdiction. If applicable, Marsh McLennan and/or your employer will, to the extent permissible under applicable law or otherwise agreed between you and Marsh McLennan and/or your employer, either (a) withhold from proceeds of the sale a sufficient number of whole shares of Common Stock issued to you in settlement of the Award (either through your voluntary sale or through a mandatory sale arranged by Marsh McLennan on your behalf) for purposes of satisfying applicable obligations with respect to Tax-Related Items and/or (b) withhold a sufficient number of whole shares of Common Stock distributable to you in in respect of the Award to satisfy applicable obligations with respect to Tax-Related Items. Further, depending on the withholding method, Marsh McLennan and/or your employer may withhold or account for obligations for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s).
In the event of over-withholding, you may receive a refund from Marsh McLennan and/or your employer of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock), or if not refunded by Marsh McLennan and/or your employer, you must seek a refund from the local tax authorities to the extent you wish to recover the over-withheld amount in the form of a refund.
III.    EMPLOYMENT EVENTS
A.    Death. In the event your employment is terminated because of your death, all of the unvested Stock Units that are outstanding as of the date of your death will fully vest and will be distributed within 60 days following such date.
B.    Permanent Disability. Upon the occurrence of your Permanent Disability, all of the unvested Stock Units that are outstanding as of the occurrence of your Permanent Disability will remain outstanding and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.G.1.
    For the avoidance of doubt, if the occurrence of your Permanent Disability occurs on a Scheduled Vesting Date, distribution will occur as soon as practicable following such Scheduled Vesting Date as described in Section II.B.4.
C.    Termination by You – Age and Service Treatment. If you have satisfied the Age and Service Criteria for Pro-Rata Vesting (as defined in Section V.) or the Age and Service Criteria for Full Vesting (as defined in Section V.) on or before the date you terminate your employment with the Company for any reason other than death or the occurrence of your Permanent Disability, then:
1.    If you have satisfied the Age and Service Criteria for Pro-Rata Vesting but not the Age and Service Criteria for Full Vesting, upon such

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termination of employment, a pro-rata portion of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding (as described in Section III.H.) and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.G.1. The portion of the unvested Stock Units that does not remain outstanding pursuant to this paragraph will be forfeited and cancelled.
2.    If you have satisfied the Age and Service Criteria for Full Vesting, upon such termination of employment, all of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding and be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.G.1.
For the avoidance of doubt, for purposes of each of Sections III.C.1. and 2., if your termination of employment occurs on a Scheduled Vesting Date, distribution will occur as soon as practicable following such Scheduled Vesting Date as described in Section II.B.4. For the further avoidance of doubt, Section III.D. will govern the treatment of the Award in the event your employment is terminated by the Company other than for Cause (as defined in Section V.).
For the avoidance of doubt, the date of your termination of employment for purposes of determining whether you have satisfied either the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting under this Section III.C. will be determined in accordance with Section III.F.
Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it has received an opinion of counsel that there has been a legal judgment and/or legal development in the jurisdiction where you are employed that would likely result in the favorable treatment applicable to the Stock Units pursuant to this Section III.C. being deemed unlawful and/or discriminatory, then the Company will not apply this favorable treatment upon your termination of employment, and the Stock Units will be treated as set forth in the other subparagraphs of this Section III., as applicable.
D.    Termination by the Company Other Than for Cause.
1.    General. Except as otherwise provided in Sections III.D.2. and IV., in the event the Company, in its sole discretion, determines that your employment is terminated by the Company other than for Cause, a pro-rata portion of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding (as described in Section III.H.) and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4., provided that you have satisfied the conditions described in Section III.G.2. The portion of the unvested Stock Units that does not remain outstanding pursuant to this paragraph will be forfeited and

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cancelled. For the avoidance of doubt, this Section III.D.1. shall apply regardless of whether you have satisfied the Age and Service Criteria for Pro-Rata Vesting on or before your termination of employment by the Company.
2.     Prior Satisfaction of Age and Service Criteria for Full Vesting. In the event the Company, in its sole discretion, determines that your employment is terminated by the Company other than for Cause, and on or before your termination of employment you satisfy the Age and Service Criteria for Full Vesting, all of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.G.2.
For the avoidance of doubt, if your termination of employment occurs on a Scheduled Vesting Date, distribution will occur as soon as practicable following such Scheduled Vesting Date as described in Section II.B.4.
3.    Important Notes.
a.    Sale of Business Unit. For purposes of this Award, in the event of a sale or similar transaction involving the business unit for which you work (“Employing Company”) as a result of which the Employing Company ceases to be a subsidiary or affiliate of Marsh McLennan, your employment will be deemed terminated by the Company other than for Cause, even if your employment with the Employing Company continues after the sale or similar transaction.
b.    Constructive Discharge. The Award will not vest, whether on a pro-rata or full basis, upon a constructive discharge, including if any court or regulatory agency retroactively concludes or interprets events to have constituted a constructive discharge.
E.    All Other Terminations. For all other terminations of employment not described in Sections III.A. through D. or Section IV. (including, but not limited to, a termination by the Company for Cause or your resignation without having satisfied the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting as described in Section III.C.), any rights, title and interest in and to any remaining unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.F.
F.    Date of Termination of Employment.
1.    If Section III.F.2. does not apply to you, then for purposes of determining vesting under Section II.B.2. and the number of unvested Stock Units that vest on a pro-rata basis as described in Section III.H., your employment will be treated as having terminated on your last day of employment with the Company.
2.    If you are obligated (whether by law or contract) to provide the Company advance notice of your intention to terminate your employment or service relationship then, in the event you terminate your employment pursuant to Section III.C. or III.E. (regardless of the

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reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), for purposes of determining vesting under Section II.B.2. and the pro-rata calculation described in Section III.H., your employment will be treated as having terminated on your last day of active service with the Company, as determined by the Company in its sole discretion.
You shall be deemed to have ceased active service with the Company when you are no longer required by the Company to provide regular services to the Company even if you remain legally employed by the Company, such as may occur if the Company were to place you on “garden leave”, a terminal leave of absence or any similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any (in each case as determined by the Company in its sole discretion).
G.    Conditions for All or a Portion of the Award to Remain Outstanding Following a Termination of Employment
1.    Restrictive Covenants Agreement. In the event of (i) the occurrence of your Permanent Disability as described in Section III.B., or (ii) your termination of employment after satisfying the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting as described in Section III.C., you will be required to execute or reaffirm, as determined by Marsh McLennan in its sole discretion, and return to Marsh McLennan (or an agent appointed by Marsh McLennan) a Restrictive Covenants Agreement. Failure to (a) execute or reaffirm such an agreement by the date specified by the Company, which shall be in no event later than 60 days following the occurrence of your Permanent Disability as described in Section III.B. or your termination of employment as described in Section III.C., or (b) comply with the Restrictive Covenants Agreement or to continue to be in compliance with the Restrictive Covenants Agreement as of the delivery date (as described in Section II.B.4.) or, at the Company’s discretion, to reaffirm compliance prior to the delivery date, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.
2.    Waiver and Release and Restrictive Covenants Agreement. In the event of your termination of employment by the Company other than for Cause as described in Section III.D., you will be required to (i) execute or reaffirm, as determined by Marsh McLennan in its sole discretion, and return to Marsh McLennan (or an agent appointed by Marsh McLennan) a Restrictive Covenants Agreement and (ii) execute and not revoke a waiver and release agreement, if provided to you by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement or the Restrictive Covenants Agreement, as applicable, or continue to be in compliance with the applicable agreement as of the delivery date (as described in Section II.B.4.)

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and, at the Company’s discretion, to reaffirm compliance prior to the delivery date, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.
H.    Determination of Pro-Rata Calculation upon Termination of Employment.
The pro-rata portion of the unvested Stock Units and accrued Dividend Equivalents that are outstanding as of a termination of employment that will become distributable under certain circumstances described in Section III. will be determined using the following formula:
where
A =    the number of Stock Units/accrued Dividend Equivalents covered by the Award;
B =    the number of days in the period beginning on the grant date of the Award and ending on the date of your termination of employment, as determined in accordance with Section III.F.;
C =    the number of days in the period beginning on the grant date of the Award and ending on the last Scheduled Vesting Date; and
D =     the number of Stock Units/accrued Dividend Equivalents that have previously vested, as determined in accordance with Section III.F.
I.    Section 409A of the Code for Award Recipients Subject to U.S. Federal Income Tax (whether or not the recipient is a U.S. citizen or employed in the U.S.).
1.    For Award recipients subject to U.S. federal income tax, notwithstanding any other provision herein, the Award may be subject to additional restrictions to ensure compliance with (or continued exemption from) the requirements of Section 409A of the Code (as defined in Section V.). The Compensation Committee of the Board of Directors of Marsh McLennan (the “Committee”) intends to administer the Award in accordance with Section 409A of the Code and reserves the right to make changes in the terms or operations of the Award (including changes that may have retroactive effect) deemed necessary or desirable to comply with Section 409A of the Code. This means, for example, that the timing of distributions may be different from those described in the Award Documentation that do not reflect Section 409A of the Code. If the Award is not in compliance with Section 409A of the Code, you may be subject to immediate taxation of all unpaid awards under the Plan that are subject to Section 409A of the Code at your regular federal income tax rate, plus a 20% additional tax, plus interest at the underpayment rate plus 1%, as well as any state and local taxes, penalties, additional taxes and interest, if applicable, imposed under any state tax law similar to Section 409A of the Code.
2.    Notwithstanding any other provision herein, if any portion of the Award

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is determined to be nonqualified deferred compensation subject to Section 409A of the Code, any references to “termination of employment,” or “when you are no longer employed” in these Terms and Conditions shall have the following meaning:
Your “termination of employment” (or similar terms) shall occur when you have incurred a “separation from service” within the meaning of Section 409A of the Code and as further defined herein. Specifically, you will have incurred a “separation from service” when the level of services you provide to the Company in any capacity, including as an employee, director, independent contractor or consultant, does not exceed 20% of the average level of services that you provided to the Company in the preceding 36 months (or shorter period of service if, for example, your total service with the Company is less than 36 months), all as determined in accordance with Section 409A of the Code. In determining whether a “separation from service” has occurred, any period of up to six months during which you are on a bona fide leave of absence or up to 29 months during which you are absent from work due to a disability for which you are receiving Marsh McLennan long-term disability benefits will be ignored.
3.    Notwithstanding any other provision herein, if at the time of your termination of employment you are a “specified employee” (as defined in Section 409A of the Code), no portion of the Award that is determined to be nonqualified deferred compensation subject to Section 409A of the Code can be distributed prior to the first day of the seventh month after your termination of employment and any such distributions to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after your termination of employment, except to the extent that earlier distribution would not result in your incurring interest or additional tax under Section 409A of the Code.
4.    Notwithstanding any other provision herein other than Section III.I.6., (and any Dividend Equivalents payable with respect to the Stock Units)
a.    If you have satisfied the Age and Service Criteria for Pro-Rata Vesting at any time prior to [DATE] and you do not satisfy the Age and Service Criteria for Full Vesting at any time prior to [DATE], then for each Scheduled Vesting Date following the date that you satisfy the Age and Service Criteria for Pro-Rata Vesting, shares of Common Stock and/or cash pursuant to Section II.B.4. will be delivered by March 15th of the year in which the Scheduled Vesting Date occurs.
b.    If you first satisfy the Age and Service Criteria for Full Vesting in calendar year [YEAR], then shares of Common Stock and/or cash pursuant to Section II.B.4. with respect to the [DATE] Scheduled Vesting Date will be delivered by March 15, [YEAR].
c.    If your employment is terminated on or after March 1st but on or before December 31st in any year pursuant to Section III.B.

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(Permanent Disability), C.1. (Age and Service Pro-rata Vesting), or D. (Termination Other Than for Cause), then shares of Common Stock and/or cash pursuant to Section II.B.4. will be delivered by March 15th of the year following the year of such termination.
5.    Notwithstanding any provision herein, for distributions of Stock Units or cash attributable to such Stock Units that are subject to one or more Employment-Related Actions (as defined in Section V.) where you have not satisfied, and would not satisfy, the Age and Service Criteria for Full Vesting prior to [DATE]:
a.    With respect to Stock Units, no later than March 15th of the year following the year in which the substantial risk of forfeiture (as determined under Section 409A of the Code) (the “Substantial Risk of Forfeiture”) lapses with respect to such Stock Units, shares of Common Stock underlying such Stock Units shall be delivered to you (to the extent not previously delivered), subject to a stop transfer order and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such delivery. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh McLennan will remove or cause to be removed such stop transfer order; and
b.    With respect to a cash payment attributable to Stock Units, to the extent that such payment will not be made by March 15th of the year following the year in which the Substantial Risk of Forfeiture lapses with respect to such payment, such payment shall be placed in escrow or contributed to a secular trust (in the sole discretion of Marsh McLennan) for your benefit on or before such March 15th and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such placement or contribution. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh McLennan shall cause such amounts to be released from escrow or paid to you out of such trust.
In either case, if any Employment-Related Action is not timely satisfied, the shares of Common Stock or the cash payment shall revert to Marsh McLennan with no further compensation due to you.
6.    Notwithstanding any provision herein, with respect to distributions of Stock Units or cash attributable to such Stock Units (i) where you have satisfied or would satisfy the Age and Service Criteria for Full Vesting prior to [DATE] and (ii) where such distributions are subject to one or more Employment-Related Actions:
a.    With respect to Stock Units, no later than December 31st of the year in which Scheduled Vesting Date occurs, shares of Common Stock underlying such Stock Units shall be delivered to you (to the extent not previously delivered), subject to a stop transfer order and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such delivery. Upon your timely satisfaction of all applicable Employment-Related Actions,

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Marsh McLennan will remove or cause to be removed such stop transfer order; and
b.    With respect to a cash payment attributable to Stock Units, to the extent any such payment will not be made by December 31st of the year in which the Scheduled Vesting Date occurs, any payment that relates to such Scheduled Vesting Date shall be placed in escrow or contributed to a secular trust (in the sole discretion of Marsh McLennan) for your benefit on or before such December 31st and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such placement or contribution. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh McLennan shall cause such amounts to be released from escrow or paid to you out of such trust.
In either case, if any Employment-Related Action is not timely satisfied, the shares of Common Stock or the cash payment shall revert to Marsh McLennan with no further compensation due to you.
7.    Nothing in this Section III.I. is intended to nor does it guarantee that the Award will not be subject to “additional tax” or other adverse tax consequences under Section 409A of the Code or any similar state tax law. In no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred on account of non-compliance with Section 409A of the Code.
IV.    CHANGE IN CONTROL PROVISIONS
A.    Upon the occurrence of a Change in Control, the Award will continue to vest in accordance with the vesting schedule specified in Section II.B.2., subject to earlier vesting or forfeiture pursuant to Section III.; provided that upon your termination of employment by the Company other than for Cause, or by you for Good Reason (as defined in Section V.), during the 24-month period following such Change in Control, all unvested Stock Units that are outstanding as of your termination of employment will remain outstanding and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section IV.B. Notwithstanding the foregoing, if the Stock Units are not assumed, converted or replaced in connection with a Change in Control on an equivalent basis, the Stock Units (to the extent permitted in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix)(B)) will fully vest immediately prior to the Change in Control and will be distributed as soon as practicable following vesting and in no event later than 60 days following vesting.
B.    In the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control, you will be required to execute and not revoke a waiver and release agreement, if provided by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no

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event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement and be in compliance with the agreement, if applicable, as of the delivery date as described in II.B.4., will result in the cancellation or forfeiture of any rights, title and interest in and to the Award.
C.    For the avoidance of doubt, in the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control and, on or before the date of your termination of employment you satisfy the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting as described in Section III.C., any unvested Stock Units covered by the Award will be treated as described in this Section IV.; provided that you have satisfied the conditions described in Section IV.B.
V.    DEFINITIONS
    As used in these Terms and Conditions:
A.    “Age and Service Criteria for Full Vesting” shall mean you are at least age 62 and have a minimum of five years of service with the Company.
B.    “Age and Service Criteria for Pro-Rata Vesting” shall mean you are at least age 55 but are not yet age 62 and have a minimum of five years of service with the Company.
C.    “Cause” shall mean:
1.    willful failure to substantially perform the duties consistent with your position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;
2.    willful violation of any written Company policies, including but not limited to, The Marsh McLennan Code of Conduct, The Greater Good;
3.    commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;
4.    unlawful use (including being under the influence) or possession of illegal drugs;
5.    any gross negligence or willful misconduct resulting in a material loss to the Company, or material damage to the reputation of the Company; or
6.    any violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.
D.    “Change in Control” shall have the meaning set forth in the Plan.
E.    “Company” shall mean Marsh McLennan or any of its subsidiaries or affiliates.

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F.    “Employment-Related Action” shall mean the execution and effectiveness of a release of claims and/or a restrictive covenant.
G.    “Good Reason” shall mean any one of the following events without your written consent:
1.    material reduction in your base salary;
2.    material reduction in your annual incentive opportunity (including a material adverse change in the method of calculating your annual incentive);
3.    material diminution of your duties, responsibilities or authority; or
4.    relocation of more than 50 miles from your principal place of employment immediately prior to the Change in Control; provided that you provide Marsh McLennan with written notice of your intent to terminate your employment for Good Reason within 60 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide Marsh McLennan with at least 30 days following receipt of such notice to remedy such circumstances.
H.    “Permanent Disability” will be deemed to occur when it is determined (by Marsh McLennan’s disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
I.    “Section 409A of the Code” shall mean Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (regarding nonqualified deferred compensation).
J.     “Tax-Related Items” shall have the meaning ascribed to such term in the Plan.
VI.    ADDITIONAL PROVISIONS
A.    Additional Provisions—General
1.    Administrative Rules. The Award shall be subject to such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under the Award Documentation shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.
2.    Amendment. The Committee may, in its sole discretion, amend the terms of the Award, including, without limitation, to impose additional requirements on the Award and on any shares of Common Stock with respect to the Award; provided, however, that if the Committee

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concludes, in its sole discretion, that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to the Award without your consent, except to the extent that any such action (a) is made to cause the Award to comply with applicable law, currency controls, stock market or exchange rules and regulations, or accounting or tax rules and regulations, (b) is made to obtain or maintain corporate tax deductibility or other favorable tax treatment with respect to the Award, or (c) is otherwise made in accordance with Section VI.A.4.
3.    Limitations. Payment of the Award is not secured by trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of Marsh McLennan by reason of the Award. Your right to payment of the Award is the same as the right of an unsecured general creditor of Marsh McLennan.
4.    Cancellation or Clawback of Awards.
a.    Marsh McLennan may, to the extent permitted or required by any applicable law, stock exchange rules, currency controls, the Company Incentive Compensation Clawback Policy or any other applicable Company policy or arrangement in effect prior to the vesting of any unvested portion of the Award, or as specified in the Award Documentation, cancel, reduce or require reimbursement of the Award in the event of fraud, financial restatements, or other events as may be determined by the Committee.
b.    If you fail to repay any amount due pursuant to this Section VI.A.4., the Company may bring an action in court to recover the amount due. You acknowledge that, by accepting the Award, you agree to pay all costs, expenses and attorney’s fees incurred by the Company in any proceeding for the collection of amounts due pursuant to this Section VI.A.4., provided that the Company prevails in whole or in part in any such proceeding. The Company may also, to the extent permitted by applicable law, reduce any amounts owed to you by the Company in an amount up to the full amount of the repayment due.
5.    Governing Law; Choice of Forum. The Award and the Award Documentation applicable to the Award are governed by, and subject to the laws of the state of Delaware, without regard to the conflict of law provisions, as set forth in Section 10.K of the Plan. For purposes of any action, lawsuit, or other proceedings arising out of or relating to this Award, including without limitation, to enforce the Award Documentation, the Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
6.    Severability; Captions. In the event that any provision of this Award is determined to be invalid or unenforceable, in whole or in part, the

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remaining provisions of this Award will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. The captions of this Award are not part of the provisions of this Award and will have no force or effect.
7.    Electronic Delivery and Acceptance. Marsh McLennan may, in its sole discretion, decide to deliver any documents related to the Award and/or your current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Marsh McLennan or an agent appointed by Marsh McLennan.
8.    Waiver. You acknowledge that neither a waiver by Marsh McLennan of your breach of any provision of the Award Documentation nor a prior waiver by Marsh McLennan of a breach of any provision of the Award Documentation by any other participant of the Plan shall operate or be construed as a waiver of any other provision of the Award Documentation, or of any subsequent breach by you.
9. Eligibility for Award. In order to be granted an Award, you must satisfy the eligibility criteria for grantees set forth in the Plan as of the grant date.
B.    Additional Provisions—Outside of the United States
1.    Changes to Delivery. In the event that Marsh McLennan considers that due to legal, regulatory or tax issues the normal delivery of an Award (as described in these Terms and Conditions) to a participant outside the United States would not be appropriate, then Marsh McLennan may, in its sole discretion, determine how and when the value of the Award will be delivered. Without limitation, this may include making any payments due under the Award in cash instead of shares of Common Stock or in shares of Common Stock instead of cash, in an amount equivalent to the value of the Award on the date of vesting after payment of applicable Tax-Related Items and fees, or, delivering or paying out the Award as soon as practicable following a termination of employment. If the value of an Award is to be delivered in cash instead of shares of Common Stock, Marsh McLennan may sell any shares of Common Stock distributable in respect of the Award on your behalf and use the proceeds (after payment of applicable Tax-Related Items and fees) to satisfy the Award.
2.    Amendment and Modification. The Committee may modify the terms of any Award under the Plan granted to you in any manner deemed by the Committee to be necessary or appropriate in order for such Award to conform to laws, regulations, and customs of the country (other than the United States) in which you are then resident or primarily employed or were resident or primarily employed at the time of grant or during the term of the Award, or so that the value and other benefits of the Award to you, as affected by non-U.S. tax laws and other restrictions applicable as a result of your residence or employment outside of the United States, shall be comparable to the

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value of such an Award to an individual who is resident or primarily employed in the United States.
VII.    QUESTIONS AND ADDITIONAL INFORMATION
Please retain this document in your permanent records. If you have any questions regarding the Award Documentation or if you would like an account statement detailing the number of shares of Common Stock covered by the Award and the vesting date(s) of the Award, or any other information, please contact:
Executive Compensation
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774
United States of America
Telephone Number: +1 212 345-9722
Email: mmc.compensation@mmc.com

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IN WITNESS WHEREOF, Marsh McLennan has caused these Terms and Conditions to be duly executed by the facsimile signature of its Senior Vice President, Chief People Officer as of the day and year first above written. By consenting to these Terms and Conditions, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described herein and in the Award Documentation; and (ii) you understand and agree that these Terms and Conditions and the Award Documentation constitute the entire understanding between you and Marsh McLennan regarding the Award, and that any prior agreements, commitments or negotiations concerning the Award are replaced and superseded. The grant of the Award is contingent upon your acceptance of these Terms and Conditions, Country-Specific Notices and Restrictive Covenants Agreement (if applicable) by the date and in the manner specified in materials provided to you by Executive Compensation and/or the Company’s stock plan service provider. If you decline the Award or you do not accept the Award and any applicable documents described in the preceding sentence by the date and in the manner specified, the Award will be cancelled as of the grant date of the Award.

    /s/ Carmen Fernandez
        Carmen Fernandez
    SVP, Chief People Officer

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